Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY ANNOUNCES AGREEMENT TO CONVERT ITS ENTIRE $47.3 MM OF SUBORDINATED NOTES INTO A COMBINATION OF COMMON AND PREFERRED STOCK

Company also discloses that its $150 MM Universal Shelf Registration Statement on

Form S-3 has been declared effective by the Securities and Exchange Commission

HOUSTON, TX (February 25, 2014) - ZaZa Energy Corporation (“ZaZa” or the “Company”) (NASDAQ: ZAZA) today announced that in an effort to improve the balance sheet and capital structure of the Company, the three Founders of the Company have agreed to exchange $47.3 million of Subordinated Notes into a combination of shares of ZaZa common stock and a new series of perpetual preferred stock.

Under the terms of the agreement, the Company will be converting the entire $47.3 million of its Subordinated Notes by delivering to each holder of Subordinated Notes (i) approximately 3.16 million shares of ZaZa common stock (the “Exchange Common Shares”), which were valued at $0.9495 per share in the transaction, based on the volume weighted average price per share for the ten trading days prior to the agreement and (ii) a new series of perpetual preferred stock with a liquidation preference of $12.8 million (the “Exchange Preferred Shares”).  The Exchange Preferred Shares will be issued in the form of Series A Cumulative Redeemable Preferred Stock, with a cash dividend rate of 13% per annum, based on a liquidation preference of $25 per share.

As of December 31, 2013, ZaZa had approximately $26.3 million outstanding in aggregate principal under its Senior Secured Notes, $40 million outstanding in aggregate principal under its Convertible Senior Notes, and approximately $47.3 million outstanding in aggregate principal under its Subordinated Notes.  With the early release of a net $11.5 million held in escrow from Hess Corporation, as announced February 7, 2014, ZaZa reduced the Senior Secured Notes to $15 million outstanding in aggregate principal.  Pro forma the escrow release and this new Exchange Agreement, the Company’s total indebtedness will be approximately $55 million, down from $113.6 million as of December 31, 2013.  The Company further noted that this is one of several initiatives, planned and underway, for ZaZa to optimize its balance sheet as it moves forward with its Eagle Ford and Eaglebine/Lower Cretaceous joint ventures in South and East Texas.

The Subordinated Note exchange is subject to the repayment by the Company of the remaining $15 million of Senior Secured Notes and is expected to close contemporaneously with the refinancing of those Senior Secured Notes.  The Company has filed a registration statement with the Securities and Exchange Commission (the “SEC”) for a notes offering.  That registration statement has not yet been declared effective, but the Company plans to use the net proceeds from that offering to refinance the Senior Secured Notes.

The direct and indirect holders of the Subordinated Notes to be exchanged are CEO Todd A. Brooks, along with Founders and Directors John Hearn and Gaston Kearby.  Each of the three ZaZa Founders owns approximately $15.8 million of Subordinated Notes. The Subordinated Note exchange was negotiated and approved by a special committee of independent directors.  This committee retained Simmons & Company International to advise it on the fairness of the exchange, from a financial point of view, to the Company’s unaffiliated shareholders.

713-595-1900 (OFFICE)   •   713-595-1919 (FAX)   •   WWW.ZAZAENERGY.COM

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ZaZa also disclosed today that the SEC declared effective its registration statement on Form S-3 on February 14, 2014.  The Company initially filed this Form S-3 with the SEC in November 2013, to offer and sell, from time to time, up to $150 million of a variety of security types.  Additionally, if pursued and executed, the Company intends to use the net proceeds from any future sale of its securities offered under the Form S-3 for drilling and land capital expenditures, acquisitions, and general corporate purposes, which may include the repayment of indebtedness and working capital.

This press release does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any security, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine/Eagle Ford East resource plays in Texas.  More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation, statements and projections regarding the Company’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production and costs, ability to raise additional capital or refinance indebtedness, statements regarding future commodity prices and statements regarding the plans and objectives of the Company’s management for future operations, are forward-looking statements.  The Company’s forward looking statements are typically preceded by, followed by or include words such as “will,” “may,” “could,” “would,” “should,” “likely,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “plan,” “intend” and similar words or expressions.  The Company’s forward-looking statements are not guarantees of future performance and are only predictions and statements of the Company’s beliefs based on assumptions that may prove to be inaccurate.  Forward-looking statements involve known, unknown or currently unforeseen risks and uncertainties that may be outside of the Company’s control and may cause the Company’s actual results and future developments to differ materially from those projected in, and contemplated by, such forward-looking statements.  Risks, uncertainties and other factors that could cause the Company’s actual results to materially differ from the expectations reflected in the Company’s forward-looking statements are listed in the reports and other filings that the Company has filed and may file with the Securities and Exchange Commission.  Any forward-looking statements made by the Company in this presentation and in other written and oral statements are based only on information currently available to the Company and speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future developments or otherwise.

The Exchange Common Shares and the Exchange Preferred Shares will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

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JMR Worldwide

Jay Morakis, Partner

+1 212-266-0191

jmorakis@jmrww.com